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Filed pursuant to Rule 433
Registration No. 333-124679
Relating to Prospectus Supplement,
dated February 22, 2006

FINAL TERM SHEET

February 22, 2006

Issuer:	Québec
Expected Ratings:	A1/A+
Format:	SEC Registered Global Offering
Ranking:	Direct, unconditional debt
Size:	U.S.$1,250,000,000
Trade Date:	February 22, 2006
Settlement Date:	March 1, 2006
Maturity:	March 1, 2016
Interest Payment Dates:	March 1 and September 1
First Payment Date:	September 1, 2006
Spread to Benchmark:	T + 55 bps
Benchmark Treasury:	4.5% due February 2016
UST Spot:	99-20+ / 4.545%
Yield:	5.095%
Coupon:	5.00% payable semi-annually
Price:	99.263%
Day Count:	30/360
Minimum Denominations:	$1,000 × $1,000
Joint Lead Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc.
Co-managers:	CIBC World Markets Corp.
National Bank Financial Inc.
RBC Capital Markets Corporation
TD Securities (USA) LLC
Casgrain & Company (USA) Limited
ABN AMRO Incorporated
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Harris Nesbitt Corp.
J.P. Morgan Securities Inc.
Cusip:	748148 RR 6
Listing and Admission to Trading:	Admission to UKLA's Official List and to trading on London Stock Exchange's regulated market may be completed following settlement.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	www.sec.gov/Archives/edgar/data/722803/000104746906002212/a2167665z424b3.htm
Stabilization:	Reg M/FSA

European Economic Area Legends:
If and to the extent that this announcement is communicated in, or the offer of the Notes to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive (2003/71/EC) (together with any applicable implementing measures in any Member State, the "Prospectus Directive"), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

This is not a prospectus under the Prospectus Directive but an advertisement as defined in the Prospectus Directive and investors in the European Economic Area should not subscribe for or purchase Notes once admitted to trading on the London Stock Exchange plc's regulated market except on the basis of information in the Listing Prospectus (as defined below). Québec intends to file a single prospectus (the "Listing Prospectus") pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Notes admitted to trading on the London Stock Exchange plc's regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/en-gb/pricesnews/marketnews/ under the name of Québec and the headline "Publication of Prospectus" and investors shall be able to obtain copies without charge from the office of JPMorgan Chase Bank, N.A., London Branch, Trinity Tower, 9 Thomas More Street, London E1W 1YT, and from the office of the Direction du financement des organismes publics et de la documentation financière, at the Ministère des Finances at 12, rue Saint-Louis, Québec, Québec, Canada G1R 5L3.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: 1-800-248-3580.

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FINAL TERM SHEET